Exhibit 10.1

Exelon Corporation

P.O. Box 805398
Chicago, IL 60680-5398

December 19, 2003

Michael B. Bemis

263 Eastbrooke Street
Jackson Hinds, MS 39216

Dear Michael:

This letter will confirm our mutual understanding concerning your continued employment with Exelon Corporation.

You have agreed to remain in your current positions as Senior Vice President, Exelon Corporation and President, Exelon Energy Delivery Company, LLC, until January 31, 2004. During this period, you will continue to devote your full attention and time to Exelon’s business and affairs, and use your best efforts in the performance of your duties. The other current terms and conditions of your employment will also remain in effect, with the changes noted below.

1. Your current annual base salary of $450,000 will remain in effect for the duration of your employment.

2. Your 2003 annual incentive award target (65% of base salary) and performance share target (6,603 shares) will remain in effect, and payment of your earned awards will be made at the time such payments are made to other senior executives. You will not be eligible for annual or long-term incentive awards for 2004, nor a stock option grant since vesting would occur after your departure.

3. You will resign effective February 1, 2004 from all your positions with Exelon Corporation and its affiliates. Upon your resignation, you will receive the following benefits:

a. A lump sum severance payment of $450,000, representing one year’s base salary;

b. A fully vested award of 15,000 shares of Exelon Corporation common stock, representing final payment of your special incentive award program with respect to the Sithe transition;

c. Continued health care and life insurance coverage for a period of one year, at the same cost charged to active senior executives, with coverage under COBRA available thereafter for the remaining statutory period;

d. Reimbursement of reasonable expenses for personal financial counseling, income tax preparation and estate planning services through December 31, 2004 in accordance with Exelon’s policies for senior executives; and

Michael B. Bemis

December 19, 2003

e. Continued directors and officers liability coverage for a period of six years. These benefits are offered in lieu of any other separation benefits to which you might otherwise be entitled upon a termination of employment, and your entitlement to these benefits is subject to your prompt execution of the attached release following your resignation. In the event you resign your employment prior to January 31, 2004, you will not be eligible for any separation benefits. If Exelon relieves you of your duties prior to January 31, 2004, you will remain on the payroll until your resignation on January 31, 2004.

4. Upon your resignation, you will receive payment for any accrued but unpaid salary and vacation, and any outstanding, unexercised stock options will remain exercisable, to the extent then vested, for ninety days.

5. Exelon will continue to reimburse your lease payments on your current apartment in Philadelphia through August 31, 2004.

6. You will remain subject to the Exelon Corporation Restrictive Covenants for a two-year period after your resignation. However, Exelon will not seek to enforce the non-competition provisions of these covenants in situations where it does not reasonably believe your acceptance of a position would be potentially adverse to its interests.

7. You will not make or cause to be made any statements that disparage or accuse Exelon Corporation or its affiliates, directors, officers or employees of misconduct or unlawful behavior, and Exelon Corporation will use reasonable efforts to ensure its officers, directors and official spokespersons do make or cause to be made any statements that disparage or accuse you of misconduct or unlawful behavior. These prohibitions will not apply to truthful testimony as a witness or compliance with other legal obligations.

8. All payments and other benefits hereunder will be subject to reduction for applicable federal, state and local tax withholding.

      Please confirm your acceptance of this arrangement by signing this letter in the space provided below and returning this letter to me at your earliest convenience.

Very truly yours,

By:	/s/ S. GARY SNODGRASS

S. Gary Snodgrass
Senior Vice President and
Chief Human Resources Officer

AGREED AND ACCEPTED BY:

/s/ MICHAEL B. BEMIS Michael B. Bemis

Date: 12/23/03

cc:	John W. Rowe

Oliver D. Kingsley, Jr.

WAIVER AND RELEASE

      In consideration for receiving the benefits and severance pay under the letter agreement dated December 19, 2003 between Exelon Corporation (the “Company”) and Michael B. Bemis (the “Executive”) dated as of December 19, 2003, (the “Agreement”), the Executive hereby agrees as follows:

1. Release. Except with respect to the Company’s obligations under the Agreement, the Executive, on behalf of himself and his heirs, executors, assigns, agents, legal representatives and personal representatives, hereby releases, acquits and forever discharges the Company, its agents, subsidiaries, affiliates, and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, foreseen or unforeseen, disclosed and undisclosed, suspected and unsuspected, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the execution of this Waiver and Release, including but not limited to any and all such claims and demands directly or indirectly arising out of or in any way connected with the Executive’s employment or other service with the Company, or any of its subsidiaries or affiliates; the Executive’s termination of employment and other service with the Company or any of its subsidiaries or affiliates. This Waiver and Release does not apply to the payment of any benefits to which the Executive may be entitled under a Company-sponsored tax qualified savings plan.

2. Time to Consider; Revocation. The Executive has read this Waiver and Release, and understands its legal and binding effect, including that by signing and not revoking this Waiver and Release the Executive waives and releases any and all claims under the Age Discrimination in Employment Act of 1967, as amended, including but not limited to the Older Workers Benefits Protection Act. The Executive has had the opportunity to consult legal counsel or other advisors prior to signing it, and understands that he may revoke it within seven (7) days after signing it. The Executive understands that this Waiver and Release will not be effective until after the seven-day period has expired and no consideration will be due the Executive if the Executive revokes it.

3. Limitation. Nothing in this Waiver and Release shall be construed to prohibit the Executive from communicating with, including testifying in any administrative proceeding before, the Nuclear Regulatory Commission, the United States Department of Labor, the Securities Exchange Commission or from otherwise addressing issues related to nuclear safety with any party or taking any other action protected under Section 211 of the Energy Reorganization Act; provided, however, that if the Executive is entitled under Section 211 of the Energy Reorganization Act to pursue a claim, complaint or charge seeking damages, costs or fees, the Executive agrees that the consideration provided to the Executive pursuant to this Agreement shall be fully inclusive of all such damages, costs and fees that could have been awarded to the Executive, that such consideration is being paid in full and that the Executive under no circumstances shall be entitled to compensation of any kind from the Company or any of the other parties released hereunder not expressly provided for pursuant to this Agreement.

      IN WITNESS WHEREOF, the Executive has executed this Waiver and Release as of the date specified below.

/s/ MICHAEL B. BEMIS

Michael B. Bemis

Date: 12/23/03